                                                             Exhibit No. EX-99.2

May be deemed  member  of group.  The  trust  agreement  for each of the  trusts reported in this Form 4 authorizes  the trustees of the trust to vote the shares of common stock of the issuer held by them, in their discretion, in concert with
James J. Kim's family. James J. Kim and Agnes C. Kim are the parents of Susan Y.
Kim,  David D. Kim and John T. Kim and Susan Y. Kim is the  parent of  Alexandra
Panichello,  Jacqueline  Panichello  and  Dylan  Panichello.  John T. Kim is the
parent of Allyson Kim and Jason Lee Kim. All the  directors  and officers of The
James and Agnes Kim Foundation (the "Kim  Foundation") are members of the family of James J. Kim.  Accordingly,  if the Kim Foundation  were to acquire shares in the future as a result of exercising the conversion  right, it might be expected to vote those  shares of common stock of the issuer in concert with the James J.
Kim Family.  Each of the reporting persons states that the filing of this Form 4 report  shall  not be  deemed  an  admission  that the  reporting  person is the beneficial owner of the reported  securities,  for purposes of Section 16 of the
Securities Exchange Act of 1934, as amended, or for any other purpose.